Exhibit 4.5

THIS CERTIFICATE IS NOT TRANSFERABLE EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND SECTION 5.11 OF THE DECLARATION OF TRUST AND ONLY IN CONNECTION WITH A SIMULTANEOUS DELEGATION AND ASSIGNMENT OF THE EXPENSE AGREEMENT REFERRED TO THEREIN

Certificate Number	Number of Common Securities

CI-1	400

Certificate Evidencing Common Securities

of

Fifth Third Capital Trust VII

8.875% Common Securities

(liquidation amount $25 per Common Security)

Fifth Third Capital Trust VII, a statutory trust created under the laws of the State of Delaware (the “Issuer Trust”), hereby certifies that Fifth Third Bancorp (the “Holder”) is the registered owner of 400 common securities of the Issuer Trust representing common undivided beneficial interests in the assets of the Issuer Trust and designated the 8.875% Common Securities (liquidation amount $25 per Common Security) (the “Common Securities”). Except in accordance with Section 5.11 of the Declaration of Trust (as defined below), the Common Securities are not transferable and, to the fullest extent permitted by law, any attempted transfer hereof other than in accordance therewith shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Declaration of Trust of the Issuer Trust, dated as of May 6, 2008, as the same may be amended from time to time (the “Declaration of Trust”), among Fifth Third Bancorp, as Sponsor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, the Administrative Trustees named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Issuer Trust including the designation of the terms of the Common Securities as set forth therein. The Issuer Trust will furnish a copy of the Declaration of Trust to the Holder without charge upon written request to the Issuer Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Declaration of Trust and is entitled to the benefits thereunder.

Terms used but not defined herein have the meanings set forth in the Declaration of Trust.

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IN WITNESS WHEREOF, one of the Administrative Trustees of the Issuer Trust has executed this certificate on behalf of the Issuer Trust this 6th day of May, 2008.

FIFTH THIRD CAPITAL TRUST VII

By:	/S/ MAHESH SANKARAN
Name: Mahesh Sankaran
Administrative Trustee

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